2017 PERFORMANCE SHARE UNIT
AWARD AGREEMENT

This 2017 Performance Share Unit Award Agreement (the “Agreement”) is entered into as of ______________, 2017 between SunOpta Inc., a Canadian corporation (the “Company”), and _______________(the “Recipient”).

On _____________, 2017 (the “Award Date”) the Company’s Board of Directors or the Compensation Committee of the Board of Directors (the “Board”) authorized the grant of performance share units to Recipient pursuant to the terms of this Agreement. Recipient desires to accept the award subject to the terms and conditions of this Agreement. This award is granted under and subject to the terms of the Company’s Amended 2013 Stock Incentive Plan.

NOW, THEREFORE, the parties agree as follows:

1.      Award. The Company grants to Recipient ________performance share units (“PSUs”) with respect to the Company’s common shares (“Common Shares”). Subject to the terms and conditions of this Agreement, the Company shall issue to Recipient the number of Common Shares of the Company corresponding to the number of PSUs determined under this Agreement based on (a) the performance of the Company as described in Section 2 and (b) Recipient’s continued employment during the entire Performance Period (as defined below) pursuant to Section 3.

2.      Performance Conditions. The vesting of the PSUs, if vesting occurs at all, is dependent on the Common Shares achieving a closing trading price of at least US$11.00, US$14.00 and US$18.00 in each case for 20 consecutive trading days (the “Stock Price Hurdles”) during the three-year period commencing on the Award Date (the “Performance Period”) as provided herein; provided, however, that a Stock Price Hurdle shall also be met if the Company’s Common Shares cease trading as a result of a Change of Control (as defined in the Plan) transaction in which holders of the Company’s Common Shares receive per-share consideration equal to or greater than such Stock Price Hurdle.

On the last day of the Performance Period, one-third of the PSUs shall vest on the achievement of each of the three Stock Price Hurdles, as follows, subject to Recipient’s employment during the entire Performance Period:

Stock Price Hurdle	Portion of PSUs That Will Vest
US$11.00	One-third = Incremental/Total
US$14.00	One-third = Incremental; Two-thirds = Total
US$18.00	One-third = Incremental; 100% = Total

If none of the Stock Price Hurdles are met, none of the PSUs will vest. If only the US$11.00 Stock Price Hurdle is met, only one-third of the PSUs will vest. If the US$11.00 and US$14.00 Stock Price Hurdles are met, only two-thirds of the PSUs will vest. If all three Stock Price Hurdles are met, all of the PSUs will vest.

All vested PSUs shall be settled by the Company as soon as reasonably practicable following the completion of the Performance Period, subject to continued employment during the entire Performance Period pursuant to Section 3, and all unvested PSUs shall be forfeited and cancelled.

3.      Employment Condition.

3.1      Payout. In order to receive a payout of shares under this Agreement, Recipient must be employed by the Company continuous from the Award Date until the end of the Performance Period, except as provided in Sections 3.2 or 3.3 below. For purposes of this Agreement, Recipient is considered to be employed by the Company if Recipient is employed by the Company or any parent or subsidiary of the Company (an “Employer”).

3.2      Total Disability. If Recipient’s employment with the Company is terminated at any time prior to the end of the Performance Period because of Total Disability (as defined in the Plan), any unvested PSUs as to which the applicable Stock Price Hurdle vesting requirements have been satisfied as of the employment termination date shall immediately vest as of the employment termination date and any such PSUs that vest in accordance with this Section 3.2 shall be settled in accordance with the terms of this Agreement. Recipient shall not be entitled to receive any shares with respect to any PSUs as to which the applicable Stock Price Hurdle vesting requirements have not been satisfied as of the employment termination date.

3.3      Death. If Recipient’s employment with the Company is terminated at any time prior to the end of the Performance Period because of death, any unvested PSUs as to which the applicable Stock Price Hurdle vesting requirements have been satisfied as of the date of death shall immediately vest as of the date of death and any such PSUs that vest in accordance with this Section 3.3, shall be settled in accordance with the terms of this Agreement. Recipient and Recipient’s beneficiaries shall not be entitled to receive any shares with respect to any PSUs as to which the applicable Stock Price Hurdle vesting requirements have not been satisfied as of the date of death.

3.4      Change in Control. If a Change in Control (as defined in the Plan) occurs and Recipient’s employment with the Company is terminated by the Company (or its successor) without Cause or by Recipient with Good Reason at any time within 12 months following the Change in Control and prior to the end of the Performance Period, any unvested PSUs as to which the applicable Stock Price Hurdle vesting requirements have been satisfied as of the date of Change in Control shall immediately vest as of the date of employment termination and any such PSUs that vest in accordance with this Section 3.4 shall be settled in accordance with the terms of this Agreement, provided that Recipient executes and delivers a release of claims in accordance with this Section 3.4. Recipient shall not be entitled to receive any shares with respect to any PSUs as to which the applicable Stock Price Hurdle vesting requirements have not been satisfied as of the Change in Control. For purposes of this Agreement:

“Cause” means the occurrence of any of the following:

(i)      the commission of an act that constitutes a felony under the laws of the United States or any individual State or under the laws of a foreign country; or

(ii)      the commission of an act of fraud, embezzlement, sexual harassment, dishonesty, theft, or an intentional act that results in a material loss, damage or injury to the Company; or

(iii)      the commission of an act of moral turpitude which is materially injurious to the Company; or

(iv)      the failure of Recipient to participate in the reasonable and lawful business activities of the Company in a manner consistent with his or her job duties, provided such failure continues for more than ten days after written notice to Recipient specifying such failure in reasonable detail.

“Good Reason” means the occurrence of any of the following:

(i)      a material diminution in Recipient’s authority, duties or responsibilities after the Change in Control compared to immediately prior to the Change in Control; provided that Good Reason shall not exist (A) solely as a result of a change in reporting relationship or (B) if Recipient continues to have the same or a greater general level of responsibility for the Company operations after the Change in Control as Recipient had prior to the Change in Control even if the Company operations are a subsidiary or division of the surviving company; or

(ii)      Recipient is required to be based more than eighty (80) miles from where Recipient’s office is located immediately prior to the Change in Control; or

(iii)      a material reduction in Recipient’s base salary, or the Company or the surviving company fails to provide substantially equivalent target incentive opportunities under short term and long term incentive plans after the Change in Control that unless offset by an increase in base salary would result in a material reduction of the Recipient's total compensation package, as compared to immediately prior to the Change in Control;

provided, however, that such termination shall not be for “Good Reason” unless Recipient provides notice to the Company of the existence of the condition described above within 30 days of the initial existence of the condition and the Company does not remedy such condition on or before the 30th day following such notice (or the following business day if such 30th day is not a business day). Accelerated vesting of the PSUs in accordance with this Section 3.4 is conditioned on Recipient executing and delivering to the Company a release of claims in a form supplied by the Company (the “Release”) within 21 days following the date the Company delivers the form of Release to Recipient and the Release becoming effective by virtue of Recipient not revoking the Release during any period Recipient is allowed by law to revoke.

3.5      Other Terminations. If Recipient’s employment by the Company is terminated at any time prior to the end of the Performance Period and none of Sections 3.2, 3.3 or 3.4 applies to such termination, Recipient shall not be entitled to receive any shares under this Agreement.

4.      Payment. As soon as practicable following the end of the Performance Period, the Board shall determine the number, if any, of Common Shares, issuable pursuant to this Agreement. Subject to applicable tax withholding, such shares shall be issued to Recipient as soon as practicable following the end of the Performance Period. No fractional shares shall be issued and the number of shares deliverable shall be rounded down to the nearest whole share, and any remaining fractional shares shall be paid in cash. Notwithstanding anything hereinabove to the contrary, if any of Section 3.2, 3.3 or 3.4 requires an earlier award payout, a similar process shall be followed in accordance with the timing identified therein.

5.      Tax Withholding.

5.1      If Recipient is a U.S. or Canadian taxpayer, Recipient acknowledges that on the date that shares underlying the PSUs are issued to Recipient, the fair market value of the Common Shares will be treated as ordinary compensation income for federal and state and provincial income tax purposes and employment tax purposes (FICA in the U.S. and EI and CPP in Canada), and that the Company will be required to withhold taxes on these income amounts pursuant to Section 5.2 below. The Company will inform employees in other countries of the tax treatment of the PSUs and withholding requirements.

5.2      Prior to any relevant taxable or tax withholding event, as applicable, Recipient agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all federal, state and other tax withholding obligations. In this regard, Recipient authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy applicable withholding obligations by one or a combination of the following:

(a) withholding from Recipient’s or other cash compensation paid by the Company and/or the Employer; or

(b)      withholding from proceeds of the sale of Common Shares acquired upon vesting/settlement of the PSUs either through a voluntary sale or through a mandatory sale arranged by the Company on Recipient’s behalf pursuant to this authorization; or

(c)      withholding in Common Shares to be issued upon vesting/settlement of the PSUs.

5.3      If the withholding obligation is satisfied by withholding in Common Shares, for tax purposes, Recipient is deemed to have been issued the full number of Common Shares subject to the vested PSUs, notwithstanding that a number of the Common Shares are held back solely for the purpose of paying the withholding.

5.4      Recipient agrees to pay to the Company or the Employer any amount the Company or the Employer may be required to withhold or account for as a result of this award that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the shares or the proceeds of the sale of shares if Recipient fails to comply with these obligations.

6.      Stock Splits, Stock Dividend; Mergers, Etc.

6.1      If the outstanding common shares of the Company are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any stock split, combination of shares, dividend payable in shares, recapitalization or reclassification, appropriate adjustment shall be made by the Company in the number and kind of shares subject to the PSUs, so that Recipient’s proportionate interest before and after the occurrence of the event is maintained. Notwithstanding the foregoing, the Company shall have no obligation to effect any adjustment that would or might result in the issuance of fractional shares, and any fractional shares resulting from any adjustment may be disregarded or provided for in any manner determined by the Company. Any such adjustments made by the Company shall be conclusive.

6.2      Mergers, Reorganizations, Etc. If, while any unvested PSUs are outstanding, there shall occur a merger, consolidation, amalgamation or plan of exchange, in each case involving the Company pursuant to which outstanding Common Shares are converted into cash or other stock, securities or property (each, a “Transaction”), (i) all outstanding PSUs as to which the applicable Stock Price Hurdle vesting requirement set forth in Section 2 has not been satisfied as of the closing of the Transaction shall be forfeited and cancelled and (ii) the Board of Directors, may, in its sole discretion, provide that the remaining PSUs shall be treated in accordance with any of the following alternatives:

(a)      The remaining PSUs shall be converted into restricted stock units to acquire stock of the surviving or acquiring corporation in the Transaction upon completion of the Performance Period and shall be subject to continued employment of Recipient by the Company or any acquiring or surviving company through such vesting date, with the amount and type of shares subject thereto to be conclusively determined by the Board of Directors, taking into account the relative values of the companies involved in the Transaction and the exchange rate, if any, used in determining shares of the surviving corporation to be held by holders of common shares of the Company following the Transaction, and disregarding fractional shares;

(b)      The remaining PSUs shall be cancelled effective immediately prior to the consummation of the Transaction, and, in full consideration of the cancellation, pay to Recipient upon the completion of the Performance Period, with payment subject to continued employment of Recipient by the Company or any acquiring or surviving company through such date), an amount in cash, for each remaining PSU, equal to the value, as determined by the Board of Directors, of the common shares subject to the unvested PSUs, taking into account the relative values of the companies involved in the Transaction and the exchange rate, if any, used in determining shares of the surviving corporation to be held by holders of common shares of the Company following the Transaction or other consideration paid in the Transaction to holders of common shares of the Company; or

(c)      The remaining PSUs shall become vested in full and all unissued shares subject to the PSUs shall be issued immediately prior to the consummation of the Transaction.

7.      Section 409A. The award granted pursuant to this Agreement is intended to be compliant with Section 409A of the Internal Revenue Code (“Section 409A”) and shall be interpreted consistent with such intent. The Company may amend this Agreement, adopt policies or procedures or take other actions, including with retroactive effect, that the Company determines are necessary or appropriate to exempt the award from the application of Section 409A or to comply with the requirements of Section 409A. Notwithstanding the foregoing, the Company makes no representation or warranty to Recipient with regard to the application of Section 409A to any amounts payable pursuant to this Agreement and shall in no event be obligated to mitigate or indemnify for any taxes otherwise imposed on Recipient as a result of application of Section 409A.

8.      No Right to Employment. Nothing contained in this Agreement shall confer upon Recipient any right to be employed by the Company or to interfere in any way with the right of the Company to terminate Recipient’s employment at any time for any reason, with or without cause.

9.      Clawback. This award and any stock issued pursuant to this award are subject to recovery under the Company’s clawback policy or any law, government regulation or stock exchange listing requirement and will be subject to such deductions and clawback made pursuant to such policy, law, government regulation, or stock exchange listing requirement, all as determined by the Board of Directors or the Compensation Committee. The Company’s current clawback policy is subject to revision by the Board or Compensation Committee at any time and from time to time.

10.      Miscellaneous.

10.1      Entire Agreement. This Agreement and the Plan constitute the entire agreement of the parties with regard to the subjects hereof. In the event of a conflict between the terms of this Agreement or the Plan with any employment agreement Recipient may have with the Company, the terms of this Agreement and the Plan will control.

10.2      Notices. Any notice required or permitted under this Agreement shall be in writing and shall be deemed sufficient when delivered personally to the party to whom it is addressed or when deposited into the United States or Canadian mail as registered or certified mail, return receipt requested, postage prepaid, addressed to the Company, Attention: General Counsel, at its principal executive offices or to Recipient at the address of Recipient in the Company’s records, or at such other address as such party may designate by ten (10) days’ advance written notice to the other party.

10.3      Assignment; Rights and Benefits. Recipient shall not assign this Agreement or any rights hereunder to any other party or parties without the prior written consent of the Company. The rights and benefits of this Agreement shall inure to the benefit of and be enforceable by the Company’s successors and assigns and, subject to the foregoing restriction on assignment, be binding upon Recipient’s heirs, executors, administrators, successors and assigns.

10.4      Further Action. The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

10.5      Applicable Law. The terms and conditions of this Agreement will be interpreted under the laws of Ontario, exclusive of choice of law rules. In the event either party institutes litigation hereunder, the prevailing party shall be entitled to reasonable attorneys’ fees to be set by the trial court and, upon any appeal, the appellate court.

10.6      Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original.